Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 1
Payment Date	09/25/2002

Servicing Certificate
Beginning Pool Balance	115,307,480.77
Beginning PFA	0.00
Ending Pool Balance	111,225,633.87
Ending PFA Balance	-
Principal Collections	5,417,127.73
Principal Draws	1,394,177.05
Net Principal Collections	4,022,950.68
Active Loan Count	4,666

Interest Collections	581,165.61

Weighted Average Net Loan Rate	5.20000%
Substitution Adjustment Amount	0.00

Note Rate	2.06000%

Term Notes	Amount	Factor
Beginning Balance	110,231,643.21	0.4899184
Ending Balance	105,999,930.68	0.4711108
Principal	4,231,712.53	18.8076112
Interest	189,230.99	0.8410266
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	169,393.81

Beginning Overcollateralization Amount	5,075,837.56
Overcollateralization Amount Increase (Decrease)	149,865.63
Outstanding Overcollateralization Amount	5,225,703.19
Target Overcollateralization Amount	5,225,703.19

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,574,547.36	62	1.42%
Delinquent Loans (60 Days)*	722,970.87	23	0.65%
Delinquent Loans (90 Days) *	216,846.15	9	0.19%
Delinquent Loans (120 Days)*	111,595.67	6	0.10%
Delinquent Loans (150 Days)*	150,445.57	4	0.14%
Delinquent Loans (180+ Days)*	1,332,806.00	31	1.20%
Foreclosed Loans	756,776.69	18	0.68%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	3,469,359.63
Current Month Loss Amount	58,896.22
Current Month Principal Recovery	5,578.10
Net Ending Loss Amount	3,522,677.75

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance to Notes	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00